Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Echelon Corporation:
We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-62045, 333-44198, 333-88880, 333-110679, 333-125395, 333-149783, and 333-168601) and Form S-3 (No. 333-166589) of Echelon Corporation of our report dated February 28, 2013, with respect to the consolidated balance sheets of Echelon Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which report appears in the December 31, 2012 annual report on Form 10-K of Echelon Corporation.

/s/ KPMG LLP

Santa Clara, California
February 28, 2013